Exhibit 99.1

Contact:

Sylvia Wheeler

Senior Director, Corporate Communications

650-462-5900

DEPOMED REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

MENLO PARK, Calif., May 10, 2006 – Depomed, Inc. (NASDAQ: DEPO) today announced its financial results for the quarter ended March 31, 2006. For the quarter, a net loss of $7.8 million or $0.19 per share was reported, compared to a net loss of $6.8 million or $0.18 per share for the comparable period in 2005. Cash and investment balances at March 31, 2005 were $54.7 million.

Revenues increased to $1.3 million in the first quarter of 2006 from $19,000 in the same period of 2005 primarily as a result of license and royalty revenue for the company’s two commercialized products, ProQuin® XR and Glumetza™. Operating expenses for the quarter ended March 31, 2006 were $9.6 million compared to $6.7 million for the same period in 2005. The increase in operating expenses was primarily related to costs associated with the commercialization of the company’s first two products. Additionally, on January 1, 2006, the company adopted FAS 123(R), which resulted in $548,000 of stock-based compensation expense for the first quarter of 2006.

“We have begun 2006 with positive news on the clinical front and a strong balance sheet,” said John F. Hamilton, chief financial officer of Depomed. “In the first quarter, we announced positive data from the Phase II clinical trial for Gabapentin GR™. In addition, we have supported the launch efforts of our respective partners for ProQuin XR and Glumetza. We now look forward to a revenue stream from the commercialization of these two products. We are planning for a near-term U.S. partnership, as well as a U.S. launch for Glumetza in the third quarter of 2006. In addition, we expect to begin enrollment in our Phase III clinical trial for Gabapentin GR later this month.”

About Depomed

Depomed, Inc. is a specialty pharmaceutical company utilizing its innovative AcuForm™ drug delivery technology to develop novel oral products and improved, extended release formulations of existing oral drugs. AcuForm-based products are designed to provide once daily administration and reduced side effects, improving patient convenience, compliance and pharmacokinetic profiles. Proquin® XR (ciprofloxacin hydrochloride) once daily, extended-release tablets have been approved by the FDA for the treatment of uncomplicated urinary tract infections. In addition, regulatory applications for once daily GlumetzaTM for the treatment of Type II diabetes have been approved in the U.S. and Canada. The company completed a Phase II trial in post herpetic neuralgia with its product, Gabapentin GR. Additional information about Depomed may be found at its web site, www.depomedinc.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to those related to our expectations regarding collaborative relationships, our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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DEPOMED, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue:
License revenue	$893,165	$18,750
Royalties	349,321	—
Product sales	99,673	—
Total revenue	1,342,159	18,750

Costs and expenses:
Cost of sales	74,353	—
Research and development	5,684,082	5,016,858
General and administrative	3,931,293	1,716,064

Total costs and expenses	9,689,728	6,732,922

Loss from operations	(8,347,569)	(6,714,172)

Other income (expenses):
Interest and other income	594,859	171,874
Interest expense	—	(233,139)
Total other income (expenses)	594,859	(61,265)

Net loss	(7,752,710)	(6,775,437)

Deemed dividend on preferred stock	(172,632)	(193,657)

Net loss applicable to common stock shareholders	$(7,925,342)	$(6,969,094)

Basic and diluted net loss applicable to common stock shareholders per common share	$(0.19)	$(0.18)

Shares used in computing basic and diluted net loss per common share	40,843,512	39,056,213

DEPOMED, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2006	2005 (1)
ASSETS
Current assets:
Cash and cash equivalents	$8,194,868	$7,565,556
Marketable securities	46,467,605	51,507,509
Accounts receivable	957,537	1,094,840
Unbilled accounts receivable	772,682	861,576
Inventories	714,178	864,786
Prepaid and other current assets	1,216,997	1,107,710
Total current assets	58,323,867	63,001,977
Property and equipment, net	2,994,514	3,146,611
Other assets	228,926	228,926
	$61,547,307	$66,377,514
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,106,226	$1,588,999
Accrued compensation	1,012,749	1,989,606
Other accrued liabilities	1,914,334	781,793
Royalty advances	697,198	—
Deferred margin	85,953	45,486
Deferred revenue, current portion	3,772,196	3,572,196
Other current liabilities	93,073	93,073
Total current liabilities	9,681,729	8,071,153
Deferred revenue, non-current portion	50,528,098	51,421,263
Other long-term liabilities	100,831	124,099
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,159 and 17,543 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively, with an aggregate liquidation preference of $18,158,848	12,015,000	12,015,000
Common stock, no par value, 100,000,000 shares authorized; 41,348,818 and 40,689,369 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	141,532,149	139,640,599
Deferred compensation	—	(337,049)
Accumulated deficit	(152,204,607)	(144,451,897)
Accumulated other comprehensive loss	(105,893)	(105,654)
Total shareholders’ equity	1,236,649	6,760,999
	$61,547,307	$66,377,514

(1)          The balance sheet as of December 31, 2005 was derived from the audited balance sheet included in the Company’s 2005 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2006.